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                                                                    Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 1999, except for Notes 8 and 20 for which the date is February 26, 1999, on our audits of the consolidated financial statements of Cornerstone Properties Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts."

/s/ PricewaterhouseCoopers LLP

New York, New York
April 7, 1999